                                                                    EXHIBIT 99.1




         WORLD AIRWAYS ANNOUNCES SIXTH CONSECUTIVE PROFITABLE QUARTER


          OPERATING INCOME OF $4.4 MILLION EXCEEDS REVISED GUIDANCE;
             COMPANY REPORTS QUARTERLY REVENUES OF $115.1 MILLION

PEACHTREE CITY, Ga., Aug. 4 /PRNewswire-FirstCall/ -- World Airways, Inc. (Nasdaq: WLDA - News) today reported its financial results and highlights for the quarter ending June 30, 2004.

         -        Operating revenues for the quarter totaled $115.1 million.

         - Operating income for the second quarter was $4.4 million, exceeding the July 27 guidance range of $3.3 to $3.5 million. This was due to credits for aircraft insurance recoveries related to repair costs that had been previously expensed, and a reduction in the reserves associated with costs of exiting the Company's former office space in Herndon, Virginia.

         - Quarterly net earnings were $2.6 million, or $0.22 per basic and $0.13 per diluted share.

         - For the first six months of 2004, the Company reported operating income of $18.0 million, a 16% increase compared to the same period last year.

Randy Martinez, president and chief executive officer, noted, "We are very pleased to report our sixth consecutive profitable quarter. Our results came in very close to our expectations, and this is even more significant in light of the number of one-time and unusual expenses we recorded during the quarter. We've also made significant progress in strengthening our balance sheet, continuing to reduce our liabilities and increase shareholders' equity from $1.3 million at the end of the first quarter to $6.4 million at the end of the second quarter."

He added, "We are moving aggressively with our plans to increase our commercial business, while continuing to focus on reducing unit costs."

         Quarterly Highlights

         - Signing a letter of intent to lease two MD-11 freighters early next year, which will allow World to better serve the growing demand in the international cargo market.

         - Increasing total block hours 1.2%, to 11,012 compared to 10,882 in the same period last year, and increasing the aircraft utilization rate 8% to 7.6 hours per day compared to
                  7.0 hours per day in the second quarter of last year.

         - Initiating flights under the two new cargo contracts with EVA Airways and China Airlines.

         - Announced winning the second consecutive Federal Aviation Administration (FAA) Diamond Award for outstanding participation in aircraft maintenance training programs. Two World aviation maintenance technicians also received individual diamond awards for their achievements.

Financial Summary

Second quarter operating revenues decreased 1.3% to $115.1 million from $116.6 million in the same quarter of 2003. The Company reported significant growth in military passenger revenues associated with the U.S. Air Force's Air Mobility Command, offset by reductions in military cargo revenues and commercial cargo full service flying.

Operating income for the 2004 second quarter was $4.4 million versus $7.8 million for the prior year's comparable quarter. As noted earlier, there were several one-time and unusual expenses during the quarter totaling $3.5 million, partially offset by two credits totaling $1.8 million, resulting in a net $1.7 million reduction in operating income. These items included:

         -        $1.7 million of bad debt expense related to TM Travel
                  Services, Inc.

         - $0.9 million of personnel costs primarily associated with contractual obligations arising from the retirement of the Company's former chairman/CEO on May 6.

         - $0.6 million due to higher medical claims paid in the first half of 2004, and a $0.3 million increase in the accrual balance for medical claims at June 30.

         - $1.3 million credit to record aircraft insurance recoveries related to repair costs that were previously expensed.

         - $0.5 million credit for the reduction in the reserves associated with costs of exiting the Company's former office space in Herndon, Virginia.

The Company's earnings before income tax were $2.9 million versus $6.6 million for the comparable period of last year. Net earnings after tax for the 2004 second quarter were $2.6 million, or $0.22 per basic and $0.13 per diluted share, compared to $6.4 million, or $0.58 per basic share and $0.44 per diluted share, for the second quarter of 2003. Basic and diluted per share results were computed on the basis of 11.6 and 23.3 million weighted average shares outstanding for the second quarter of 2004, and 11.1 and 16.5 million weighted average shares for the same quarter of 2003, respectively. The diluted share count increase between last year's second quarter and this year's comparable quarter was due to the new convertible debt, as well as the warrants issued to the Air Transportation Stabilization Board associated with the debt restructuring in December 2003.

Operating expenses were $110.7 million compared to $108.8 million in the second quarter of 2003, an increase of $1.9 million or 1.7%. The most significant increases were $4.0 million for sales, general and administrative expenses, $2.2 million for flight operations, $0.9 million for commissions and $0.6 million for maintenance expenses. These increases were offset by decreases of $3.4 million for aircraft costs and $2.3 million for fuel.

The increase of $4.0 million in sales, general and administrative expenses ("SG&A") was primarily due to the previously discussed $1.7 million related to TM Travel Services and $0.9 million of personnel costs; in addition, the increase was due to $0.5 million of additional medical claims costs and $1.0 million of ground service representative travel expenses that had been reclassified out of SG&A into flight costs in 2003. These were partially offset by the $0.5 million credit associated with a reduction in the reserves related to costs of exiting the former office space in Herndon, Virginia.

The increase of $2.2 million in flight operations expense was primarily attributable to the remaining $0.4 million of additional medical claims costs for crewmembers; higher flight attendant costs due to a 31% increase in flight attendant block hours; and higher catering costs due to a 38% increase in full service passenger block hours. These increases were partially offset by lower communication costs due to a reduction in flying over European airspace.

The commission increase of $0.9 million was due to the fact that in the second quarter of 2003, the Company was not required to pay commissions on AMC missions flown under the Civil Reserve Air Fleet ("CRAF") activation order.

The maintenance expense increase of $0.6 million was primarily due to higher scheduled engine and thrust reverser maintenance, offset by the $1.3 million credit for aircraft insurance recoveries, referenced earlier.

The decrease of $3.4 million in aircraft costs was due to the renegotiation of favorable lease agreements for several MD-11 aircraft during the first quarter, as well the return of two expensive DC-10 cargo aircraft in the first half of 2004. This decrease was partially offset by aircraft rents associated with two additional MD-11 passenger aircraft. One aircraft was added at the end of the first quarter of 2003, and the other was added later in the year, both under power-by-the-hour operating leases.

Fuel costs were $2.3 million lower in the second quarter of 2004. This was attributable to the decrease in full-service cargo block hours, compared to the previous year's second quarter, coupled with the fact that military cargo hours are contractually set at a higher rate per gallon.

Because World's customers paid for approximately 97% of the fuel purchased, the Company's exposure to increased fuel costs is limited.

The increase of $0.3 million in other expenses was due to the amortization of guarantee fees associated with the new $30.0 million term loan.

The Company reported that it ended the second quarter of 2004 with cash and cash equivalents of $25.1 million. Of that amount, $4.6 million was restricted, due to $3.7 million for letters of credit that had to be collateralized and $0.9 million related to unearned revenue. The Company's second quarter ending unrestricted cash balance was $20.6 million versus $30.5 million at December 31, 2003. The decrease in cash was primarily attributable to a $7.2 million repayment of contractual rent obligations to an aircraft lessor; a $6.4 million payment to employees for profit sharing related to the 2003 financial results; and $3.0 million of payments for quarterly estimated income taxes.

The Company ended the second quarter of 2004 with working capital of $18.7 million, an improvement of $10.1 million since December 31, 2003.

         YTD Financial Highlights

         - Revenues for the first six months of 2004 were $244.6 million compared to $240.3 million for the same period of 2003, an increase of $4.4 million or 1.8%.

         - Operating income increased to $18.0 million for the first half of this year compared to $15.5 million for the same period of the prior year.

         - For the first six months of 2004, the Company's earnings before income tax for 2004 were $14.5 million versus $13.3 million for the same period of 2003.

         - The Company's estimated annual effective tax rate for 2004 is approximately 28.0%, and this effective rate differs from statutory rates due primarily to utilization of net operating loss carry-forwards and a corresponding reduction in the deferred tax asset valuation allowance. The Company had used an effective tax rate of 32.0% for the first quarter. In order to record a 28.0% tax rate for the six months ending June 30, the Company had to use a 12.0% tax rate for the second quarter.

         - Net earnings for the first half of 2004 were $10.4 million, or $0.91 per basic and $0.47 per diluted share, versus net earnings of $13.0 million, or $1.17 per basic and $0.91 per diluted share, for the same period of 2003. Basic and diluted per share results were computed on the basis of 11.5 and 23.9 million weighted average shares outstanding for 2004, and 11.1 and 16.0 million weighted average shares for 2003. The new convertible debt and the warrants issued to the Air Transportation Stabilization Board increased the diluted share count for 2004.

Guidance

The Company is forecasting $113 to $123 million in revenues for the third quarter of 2004, with military revenue of $80 to $90 million, and operating income in the range of $5.0 to $7.0 million.

                            INVESTOR CONFERENCE CALL
                          August 5, 2004, at 4 P.M. EDT
                               Phone: 800-728-2062

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A conference call for investors will be held at 4 p.m. EDT on Thursday, August
5, 2004. Investors who wish to participate should call 800-728-2062 prior to the 4 p.m. start time. The call will be available for replay from 6 p.m. EDT on Thursday, August 5, to 6 p.m. EDT on Friday, August 6. The replay number is 800-633-8284 and the reservation number is 21203625.

Utilizing a well-maintained fleet of international range, wide-body aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 56 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at http://www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]

                               WORLD AIRWAYS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS AND SIX MONTHS ENDED JUNE 30,
                (IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED JUNE 30,                    SIX MONTHS ENDED JUNE 30,
                                            ----------------------------------------    ------------------------------------------
                                                           BETTER (WORSE)                              BETTER (WORSE)
                                              2004       2003        DIFF       %         2004         2003      DIFF          %
                                            --------   --------    --------  -------    --------     --------   -------     ------
OPERATING REVENUES
 FLIGHT OPERATIONS                          $114,707   $116,014    $ (1,307)   -1.1%    $243,726     $239,291   $ 4,435      1.9%
 ALL OTHER                                       353        617        (264)  -42.8%         918          983       (65)    -6.6%
                                            --------   --------    --------             --------     --------   -------
    TOTAL OPERATING REVENUE                  115,060    116,631      (1,571)   -1.3%     244,644      240,274     4,370      1.8%

OPERATING EXPENSES
 FLIGHT                                       37,705     35,541      (2,164)   -6.1%      78,507       69,973    (8,534)   -12.2%
 MAINTENANCE                                  20,032     19,463        (569)   -2.9%      37,888       42,683     4,795     11.2%
 AIRCRAFT COSTS                               17,426     20,852       3,426    16.4%      37,097       42,748     5,651     13.2%
 FUEL                                         16,363     18,624       2,261    12.1%      34,565       39,985     5,420     13.6%
 FLIGHTS SUBCONTRACTED TO OTHER CARRIERS          81        133          52    39.1%       1,599          225    (1,374)     N.M.
 COMMISSIONS                                   4,831      3,889        (942)  -24.2%      11,131        8,548    (2,583)   -30.2%
 DEPRECIATION & AMORTIZATION                   1,274      1,309          35     2.7%       2,561        2,781       220      7.9%
 SALES, GENERAL & ADMINISTRATIVE              12,960      9,000      (3,960)  -44.0%      23,269       17,848    (5,421)   -30.4%
                                            --------   --------    --------             --------     --------   -------
    TOTAL OPERATING EXPENSES                 110,672    108,811      (1,861)   -1.7%     226,617      224,791    (1,826)    -0.8%

OPERATING INCOME                               4,388      7,820      (3,432)  -43.9%      18,027       15,483     2,544     16.4%

OTHER INCOME (EXPENSE)
 INTEREST EXPENSE                               (880)    (1,168)        288    24.7%      (2,044)      (2,402)      358     14.9%
 INTEREST INCOME                                 125         93          32    34.4%         247          190        57     30.0%
 OTHER, NET                                     (714)      (102)       (612)    N.M.      (1,725)         (13)   (1,712)     N.M.
                                            --------   --------    --------             --------     --------   -------
    TOTAL OTHER, NET                          (1,469)    (1,177)       (292)  -24.8%      (3,522)      (2,225)   (1,297)   -58.3%
                                            --------   --------    --------             --------     --------   -------

EARNINGS  BEFORE INCOME TAX                    2,919      6,643      (3,724)  -56.1%      14,505       13,258     1,247       9.4%
                                            --------   --------    --------             --------     --------   -------

INCOME TAX                                       350        250        (100)  -40.0%       4,061          250    (3,811)     N.M.

NET EARNINGS                                $  2,569   $  6,393    $ (3,824)  -59.8%    $ 10,444     $ 13,008   $(2,564)   -19.7%
                                            ========   ========    ========             ========     ========   =======

BASIC  EARNINGS PER SHARE:
 NET EARNINGS                               $   0.22   $   0.58    $  (0.36)  -62.1%    $  0.91      $  1.17    $ (0.26)   -22.2%
                                            ========   ========    ========             ========     ========   =======
 WEIGHTED AVERAGE SHARES OUTSTANDING          11,637     11,109         528     4.8%      11,536       11,093       443      4.0%

DILUTED EARNINGS  PER SHARE:
 NET EARNINGS                               $   0.13   $   0.44    $  (0.31)  -70.5%    $  0.47      $  0.91    $ (0.44)   -48.4%
                                            ========   ========    ========             ========     ========   =======
 WEIGHTED AVERAGE SHARES OUTSTANDING          23,252     16,472       6,780    41.2%      23,858       15,995     7,863     49.2%

REVENUE BLOCK HOURS                           11,012     10,882         130     1.2%      22,341       22,938      (597)    -2.6%



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                               WORLD AIRWAYS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                     JUNE 30,          DECEMBER 31,
                                                                       2004                2003
                                                                     ---------         ------------
                                                                    (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents                                          $  20,557           $  30,535
  Restricted cash                                                        4,578              23,290
  Accounts receivable, net                                              46,474              31,446
  Prepaid expenses and other current assets                              5,927               7,721
                                                                     ---------           ---------
    Total current assets                                                77,536              92,992
Fixed assets, net                                                       36,668              38,964
Long-term operating deposits                                            17,369              17,664
Other assets and deferred charges, net                                   7,100               7,681
                                                                     ---------           ---------
    Total assets                                                     $ 138,673           $ 157,301
                                                                     =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Current maturities of convertible debentures                       $      --           $  18,000
  Accounts payable                                                      29,031              28,167
  Accrued rent                                                           3,583               9,881
  Unearned revenue                                                       3,960               3,546
  Accrued maintenance                                                    2,944               2,791
  Accrued salaries and wages                                            15,345              16,957
  Accrued taxes                                                          2,503               2,581
  Other accrued liabilities                                              1,491               2,506
                                                                     ---------           ---------
    Total current liabilities                                           58,857              84,429
Long-term obligations, net of current maturities                        57,041              57,177
Deferred gain from sale-leaseback transactions, net                      2,211               2,777
Accrued post-retirement benefits                                         3,583               3,583
Deferred rent                                                           10,569              16,008
                                                                     ---------           ---------
    Total liabilities                                                  132,261             163,974
Stockholders' equity (deficiency):
  Preferred stock                                                           --                  --
  Common stock                                                              14                  13
  Additional paid-in capital                                            33,873              31,233
  Accumulated deficit                                                  (14,618)            (25,062)
  Treasury stock, at cost                                              (12,857)            (12,857)
                                                                     ---------           ---------
    Total stockholders'  equity (deficiency)                             6,412              (6,673)
                                                                     ---------           ---------
    Total liabilities and stockholders' equity (deficiency)          $ 138,673           $ 157,301
                                                                     =========           =========
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